Exhibit 10.10

For reference only. In case there is any discrepancy in the contents between the English and the Chinese versions, the Chinese version shall prevail.

Loan Agreement

This loan agreement (hereinafter referred to as “this Agreement”) entered into by the parties on 22 September 2005

(1)	Lender:	SONG Jinan (“Lender One”)
	Nationality:	People’s Republic of China (“China”)
	Identity Card No.:	230102196207080414
	Address:	Room 1101, No. 1, Lane 1189 Jingqiao Road, Pudong, Shanghai

	Lender:	YAN Li (“Lender Two”)
	Nationality:	Chinese
	Identity Card No.:	230103195908211343
	Address:	Room 1101, No. 1, Lane 1189 Jingqiao Road, Pudong, Shanghai

	Lender:	HUANG Weida (“Lender Three”)
	Nationality:	Chinese
	Identity Card No.:	310110620916681
	Address:	Fudan University Staff No. 8, No. 220 Handan Road, Shanghai

	Lender:	YAN Yihong (“Lender Four”)
	Nationality:	Chinese
	Identity Card No.:	410102630529302
	Address:	No. 2, Building No. 18, No. 223 Fu Niu Road, Zhong Yuan District, Zheng Zhou

(Lender One, Lender Two, Lender Three and Lender Four shall be collectively referred to as the “Lenders”)

(2)	Shanghai Shining Biotechnology Company Limited (“Borrower”), a company established under the laws of China with its address at: No. 999 Ningqiao Road, Jinqiao Export Processing Zone, Pudong, Shanghai

For reference only. In case there is any discrepancy in the contents between the English and the Chinese versions, the Chinese version shall prevail.

The Lenders and the Borrower shall be referred to as a “Party” and collectively, the “Parties”.

WHEREAS:

A.
The Lenders are the former shareholders of the Borrower. The Lenders entered into an equity interest transfer agreement with Sinosmart Group Inc. (“Sinosmart”) on 11 August 2005 (“Share Transfer Agreement”). Pursuant to the Share Transfer Agreement, the Lenders and Shanghai Sheng Yuan Real Estate Company Limited agreed to sell their entire equity interests in the Borrower to Sinosmart, the consideration for the transfer of equity interests is RMB18,351,200 (“Share Consideration”).

B.
Sinosmart and Charming Leader Group Limited (“Subscriber”) entered into a subscription agreement relating to the issue of convertible bonds by Sinosmart on 22 September 2005 (“CB Subscription Agreement”), the subscription price for the convertible bonds to be utilized to pay for the Share Consideration. As a condition to completion of the CB Subscription Agreement, the Lenders and the Borrower shall enter into this Agreement and agree that the Lender shall lend an amount equivalent to the Share Consideration to the Borrower.

NOW THEREFORE the Parties hereto agree as follows:

1.	Loan

1.1
The Lenders hereby agree to lend and the Borrower agree to borrow an amount of RMB18,351,200 (the “Loan”) pursuant to the terms and conditions of this Agreement. Each Lender shall be responsible to advance the Loan based on the table as set out in Schedule One hereto.

1.2
The Lenders agree that upon the satisfaction of the conditions set out in Clause 2 hereto, and upon receipt of an one-off drawdown notice in writing from the Borrower at any point in time, remit the full balance of the Loan to an account designated by the Borrower. The Borrower shall issue a receipt to the Lenders on the same day as the date of receipt of the Loan.

1.3
The Borrower agrees to accept the Loan granted by the Lenders, and hereby agree and warrants that the Loan shall be utilised to finance the normal daily operations of the Borrower. Unless otherwise agreed by the Lenders in writing, the Borrower shall not utilise the Loan for any other purposes.

For reference only. In case there is any discrepancy in the contents between the English and the Chinese versions, the Chinese version shall prevail.

1.4	The Lender and the Borrower agree and confirm that the Loan shall be repaid as follows:

Repayment Date: one year from the actual drawdown date of the Loan, repayable in cash on the due date.

1.5	Interest on the Loan: the Lenders agree that the Loan shall be interest-free.

2.	Conditions precedent to the grant of Loan

The Lenders’ obligation pursuant to Clause 1.1 of this Agreement to grant the Loan is conditional upon the satisfaction of the following conditions or when such conditions were waived by the Lenders in writing.

2.1	Sinosmart shall pay the Share Consideration to the Lenders.

2.2	The Lenders’ receipt of the drawdown notice duly executed by the Borrower and in accordance with Clause 1.2 above.

2.3
The representations and warranties of the Borrower as stated in Clause 3.2 are true, complete, accurate and not misleading and such representations and warranties shall remain to be true, complete, accurate and not misleading as at the date of the drawdown notice and the drawdown date.

2.4
The Borrower shall not breach any undertakings as stated in Clause 4 and that nothing has occurred or will occur in the foreseeable future which would affect the Borrower’s ability to comply with the terms and conditions of this Agreement.

3.	Representations and warranties

3.1	During the period from the date of this Agreement and the termination of this Agreement, the Borrower represents and warrants that:

(a)	the Borrower is an enterprise duly established and validly existed under the laws of China;

For reference only. In case there is any discrepancy in the contents between the English and the Chinese versions, the Chinese version shall prevail.

(b)
the Borrower has the power to execute this Agreement and to comply with the terms of this Agreement. The Borrower has not acted outside of its business scope or violate its articles of association or the terms of other constitutional documents by signing this Agreement and fulfilling its obligations under this Agreement. The borrower have obtained all the necessary approvals and authorizations to sign this Agreement and to fulfill its obligations under this Agreement;

(c)
the Borrower’s signing of this Agreement and fulfilling its obligations under this Agreement has not violate any applicable laws and regulations or any government approvals, authorizations, notices or other documents issued by the government, and have not breached any agreement entered into with third parties and have not breached any of its undertakings made in favour of any third parties; and

(d)	this Agreement, when executed by the Borrower, shall be legally binding and enforceable.

3.2	During the period from the date of this Agreement and the termination of this Agreement, the Lenders represent and warrant that:

(a)	each Lender is a Chinese citizen and have the necessary civil capacity and powers or is an enterprise duly established and validly existed under the laws of China;

(b)
the Lenders’ signing of this Agreement and fulfilling their respective obligations under this Agreement have not violate any applicable laws and regulations or any government approvals, authorizations, notices or other documents issued by the government, and have not breached any agreement entered into with third parties and have not breached any of their respective undertakings made in favour of any third parties;

(c)	this Agreement, when executed by the Lenders, shall be legally binding and enforceable; and

(d)
the Lenders are not subject to any disputes, claims, arbitrations, administrative procedures or any other legal proceedings and are not involved in any potential disputes, claims, arbitrations, administrative procedures or any other legal proceedings that relates to the Borrower.

For reference only. In case there is any discrepancy in the contents between the English and the Chinese versions, the Chinese version shall prevail.

4.	The Borrower’s undertakings

The Borrower undertakes that during the term of this Agreement:

(a)
it will not supplement, amend or alter its articles of association, increase or reduce its registered capital, or alter its shareholding structure in any way, without the prior written consent of the Lenders;

(b)	it will adopt good financial and business standards commonly accepted by the industry and maintains the existence of the enterprise and operates its business in a conservative and effective manner;

(c)
commencing from the date of this Agreement, it will not sell, transfer, pledge or otherwise deal with or create any charge over the legal or beneficial interests of its assets, business or income without the prior written consent of the Lenders;

(d)
it will not incur, inherit, guarantee or allow the create any liabilities, excluding (i) any liabilities that are incurred in its normal and ordinary course of business that are not created through a loan transaction or (ii) any liabilities which have already been disclosed and acknowledged by the Borrower;

(e)	it will continue to operate its business and maintain its asset value;

(f)	it will not grant any loan or credit to any other person without the prior written consent of the Lenders;

(g)	it will, upon the request of the Lenders, provide all business and financial information of the Borrower;

(h)	it will not merge or amalgamate with any parties or acquire any parties or invest in any parties without the prior written consent of the Lenders;

(i)	it will notify the Lenders immediately of any existing or potential claims, arbitrations or any administrative procedures against its assets, business or income.

For reference only. In case there is any discrepancy in the contents between the English and the Chinese versions, the Chinese version shall prevail.

5.	Confidentiality

Each of the Parties hereto acknowledges and confirms that any oral or written information regarding this Agreement are confidential information. Each Parties shall keep all such information confidential and shall not disclose or divulge such information to any third parties without the other Party’s written consent, except where (a) such information have already been or is about to be made public (but not as a result of the disclosure by the Party who receives such information to the public); (b) such information are required to be disclosed pursuant to any rules or regulations of the stock exchange or any application laws; or (c) such disclosure of information was made by a Party to its legal or financial advisors for the transactions contemplated herein provided that such legal or financial advisors have agreed to comply with this clause. Any breach of this confidentiality clause by an employee or contractor engaged by a Party shall be deemed to be a breach by such Party and such Party shall be responsible for such breach. This Clause shall survive termination of this Agreement for any reason whatsoever.

6.	Applicable laws and dispute resolution

6.1
The entering into, the enforceability, the interpretation, the implementation, the alteration, the termination and the method of dispute resolution of this Agreement shall be in accordance with the laws of China.

6.2
Any disputes arose from the interpretation or implementation of this Agreement shall be settled upon friendly negotiations between the Parties. If any disputes remain to be unsettled after 30 days from the date of which a Party issued a notice to the other Party requesting to commence negotiations to resolve such disputes, either party may submit a request to the Chinese International Economic Trade and Arbitration Commission and such dispute shall be settled in accordance with rules that are currently in force at the material time of that institute. The venue of arbitration proceedings shall be in Shanghai. The decisions of the arbitration commission shall be final and shall be binding on the Parties.

6.3
If the interpretation or implementation of any terms of this Agreement is the subject matter of the arbitration proceedings, the Parties shall continue to comply and to exercise their respective rights pursuant to the remaining terms of this Agreement.

For reference only. In case there is any discrepancy in the contents between the English and the Chinese versions, the Chinese version shall prevail.

7. Others

7.1	This Agreement shall be effective upon signing by the Parties and shall be terminated when the Parties have fulfilled its obligations under this Agreement.

7.2	This Agreement is written in Chinese and shall be executed in duplicate.

7.3
This Agreement may be amended or supplemented by the Parties in writing. This Agreement and any subsequent amendments or supplements shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

7.4	Any terms of this Agreement that are held to be illegal shall not affect the legality of the remaining terms of this Agreement.

7.5	The Schedules attached hereto forms part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

For reference only. In case there is any discrepancy in the contents between the English and the Chinese versions, the Chinese version shall prevail.

Schedule One

Name of the Lender	Loan amount (RMB)
SONG Jinan (“Lender One”)	9,282,800
YAN Li (“Lender Two”)	5,404,400
HUANG Weida (“Lender Three”)	2,748,000
YAN Yihong (“Lender Four”)	916,000
Total	18,351,200

For reference only. In case there is any discrepancy in the contents between the English and the Chinese versions, the Chinese version shall prevail.

Execution Page

Lender One

s/s by SONG Jinan
Name: SONG Jinan

Lender Two

s/s by YAN Li
Name: YAN Li

Lender Three

s/s by HUANG Weida
Name: HUANG Weida

Lender Four

s/s by YAN Yihong
Name: YAN Yihong

Borrower
__________________
Shanghai Shining Biotechnology Company Limited